Exhibit 99.2

For Immediate Release

Date:	December 18, 2008

Contact:	Tom Schaffner 323-264-5200 (ext. 4150) tschaffner@unifiedgrocers.com Bob Hutchins 206-763-7966 bhutchins@unifiedgrocers.com

Strong Financial Position Enables

Unified Grocers to Expand Credit Facility

(LOS ANGELES) – Unified Grocers (“Unified” or the “Company”), the largest wholesale grocery distributor in the western United States, announced today that it has exercised a provision in its current revolving credit agreement that increases the total committed funds available to the Company from $225 million to $250 million. The provision allows Unified to expand the capacity of its existing credit agreement to a maximum of $300 million without changing the favorable terms and conditions of its existing revolving credit agreement that expires in 2012.

Providing Unified with additional borrowing capacity was Union Bank of California, which increased its existing commitment by $10 million, and Bank of the West, which entered the credit facility with $15 million.

“Given today’s extremely tight credit markets, we are fortunate to have access to new capital and appreciate the support of these two institutions that provided it,” said Al Plamann, president and chief executive officer, Unified Grocers. “While we have no immediate plans to use this newly acquired capital, we believe it is a prudent business decision to have additional funds readily available should certain opportunities arise.”

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers, Inc. is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $4 billion in sales during 2008, offer independent retailers all the resources they need to compete in the supermarket industry.

PAGE 2 — STRONG FINANCIAL POSITION ENABLES UNIFIED GROCERS TO EXPAND CREDIT FACILITY

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.